BeAssured

An AI powered digital agency with a revolutionary online review platform, created to support local businesses.


BE ASSURED
NFC
TAP HERE
Ai
SEO
EMPOWERING LOCAL BUSINESSES

Invest

$99.20 minimum investment

DEADLINE: April 14, 2025

in 14 days

SHARE PRICE
$1.55

TOTAL RAISED ON NETCAPITAL
$65,802

TOTAL RAISED THIS ROUND
$65,802

VALUATION THIS ROUND
$4,985,832

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

BeAssured's mission is to empower local businesses to grow their online presence and build consumer trust.

Local businesses are the backbone of the U.S. economy, contributing 44% of the GDP and embodying the dreams and ambitions of entrepreneurs across the nation. However, many of these businesses face significant challenges in an increasingly digital world, struggling to build an online presence and compete with larger corporations or more digital savvy competitors.

Our name "BeAssured" evokes a calming confidence for consumers to make an informed decision when shopping local. We want communities to be assured that local businesses within our platform are verified by their local friends and neighbors, rather than elusive, potentially paid placement within a dominant site or app (Google, Yelp — if stating "competitors" is in compliance).

Additionally, local businesses can focus on their core competencies and capabilities with full assurance that their efforts are being rewarded with honest online reviews and feedback, improving their SEO and expanding their online presence in turn.

Our goal is to make next generation technologies like generative AI more accessible to local businesses now and in the future.

Reviews written in a blank text field with a blinking cursor are commodities of the past. With BeAssured, customers converse with our review agent to generate an authentic review, tailored to their specific experience.

BeAssured's digital agency and AI assistant services support local businesses interested in enhancing their online presence with a low-touch, high-impact approach.

Beyond our products and services, BeAssured aims to foster a collaborative network of local businesses. By facilitating the exchange of insights and shared resources, we strive to create an ecosystem where businesses can grow together and strengthen their positions in the market.

Through BeAssured, we are dedicated to not only supporting individual businesses but also contributing to the broader economic success of our communities.


BEASSURED

SUCCESSES

- Development of a next generation AI review platform
- Launch of a user-friendly, customizable chat review agent
- Sponsored a women's leadership conference in Chicago to build brand awareness and gain consumer and business owner feedback



"BeAssured is revolutionizing the online review ecosystem, creating a fair playing field for local businesses and amplifying the voices of a broader, more diverse audience of reviewers."

- Gina Marotta
Coach, Attorney + Advocate for a better world


BABITO'S
Bites
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Please share your
thoughts with a review.
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BEASSURED

PROBLEM

Local Businesses Lack the Tools to Manage Online Presence

Review Collection Is Difficult: Gathering customer reviews, a critical element for building trust and enhancing visibility, presents a considerable challenge for many businesses. The process is often seen as cumbersome and time-consuming, deterring both businesses and customers from engaging fully. This results in fewer reviews with even fewer details, which impacts local search rankings, customer perception, and business growth.

Responding to Reviews On Multiple Platforms is Difficult: Business owners struggle managing their reviews and reputation on multiple review platforms. Many businesses don't have time to respond to every review even though consumers are 41% more likely to use a business that responds to all of its reviews and 81% of consumers expect businesses to respond to reviews within a week.

Limited Resources and Expertise: Many local business owners face significant hurdles due to their limited time and lack of expertise in managing their online presence effectively. This challenge is compounded by the technical complexities associated with business profile management, SEO, and digital marketing, which require not only knowledge but continuous effort to keep up with evolving best practices and algorithm updates.

Complex and Expensive Solutions to Manage and Optimize Online Presence: For most local businesses, in-market solutions are unaffordable and not comprehensiveThese solutions often require substantial upfront investment and ongoing expenses, making them inaccessible for local businesses.

SOLUTION

BeAssured leverages AI and Machine Learning to reduce the complexities of review collection, reputation management, profile optimization, and local SEO.

The advent of Generative AI, and availability of SEO tools, has created a unique opportunity to improve engagement opportunities for local businesses, and provide potential customers with credible information about businesses, at an affordable cost.

BeAssured provides customers with **trusted, high-quality reviews while empowering local businesses to boost their revenue**.

BeAssured continues to build an **innovative and comprehensive AI features to save business owners time, money, and frustration**.



Our vision is to to create a network of small businesses that work as a community
Ease of leaving reviews
A seamless conversational approach to providing reviews
Small business growth
With actionable steps businesses can cater to their clients and grow, and patrons can consume
BEASSURED
Higher engagement
Allows for greater participation and accessibility
Actionable insights
This data is then presented to our small business owners and reviewers so they can make better decisions with clear actionable steps
Higher quality data
With more people having longer and more engaging conversations, we can collect more data and opinions of high quality

AI-Powered Review Chat

BeAssured's AI-driven Review Chat revolutionizes the way businesses collect feedback. BeAssured offers NFC cards and QR Codes to collect feedback at the point of sale. By leveraging natural language processing and machine learning, our chat agent ensures that the interactions are not only efficient but also personalized and context-aware, significantly boosting response rates and the relevance of the feedback collected.



Write another Review
5.0
Keywords Used
Authentic Reviews
Welcome!
It only takes 30 seconds to support your local business
1. Kick off by answering a few questions conversationally
2. We will generate your review
3. Share on Google Reviews!
4. If you want to stick around, sign up!
Get started by telling us more about your experience with BeAssured.
Great people and they have helped transform my business
That's really cool to hear, thanks for sharing! Can you tell me how they specifically helped transform your business? Was it through the reviews you got?
Also, what did you particularly enjoy about the conversational style of BeAssured when giving your reviews?
We nearly doubled our reviews in 3 months and all of the reviews had details. It's really helped our ranks on Google maps
That's quite impressive! Doubling reviews must have created a significant impact. And the fact that they were detailed must have added more value.
Could you please tell me more about what drove you to use BeAssured's conversational style in the first place? And also, was there something that particularly struck you about this style when writing your reviews?
We really struggled with getting reviews, and my employees didn't like asking for them. Having the NFC cards for easy scan, and the chat made it really interactive and fun for the customer
We generated this review for you, copy it, go to Google, and paste it!


The service has been a game-changer for us, nearly doubling our reviews in just 3 months. The detailed reviews significantly boosted our Google maps ranking. What stood out was the ease of getting reviews using NFC cards and the interactive chat, which made the process fun for customers.
Copy Review
Share on Google

AI Assisted Review Responses:

BeAssured's AI-Assisted Review Responses streamline the process of managing and responding to customer feedback. Our platform aims to centralize reviews from every review site like Google and Yelp into one portal. With just a few clicks, our AI generates personalized and contextually relevant responses, saving businesses time and effort. This not only enhances customer engagement and satisfaction but also boosts local SEO rankings. By addressing reviews promptly and effectively, businesses can build stronger relationships with customers and maintain a positive online presence, ultimately driving growth and success.

AI Assisted Profile Optimization:

BeAssured's AI-Assisted Profile Optimization ensures client businesses stand out online. We aim to build a platform that analyzes a client's Google My Business profile and other online listings, identifying areas for improvement. Using advanced AI, we plan to optimize the business information, photos, and keywords to enhance visibility and attract more customers. This automated process saves time and ensures the profiles are always up-to-date and fully optimized for search engines. By leveraging AI to maintain a strong online presence, businesses can improve their local SEO rankings, attract more customers, and drive growth and success.

Local SEO:

BeAssured aims to build a comprehensive Local SEO Service designed to simplify the complexities of website content management. With automation and AI at its core, our suite reduces the technical expertise required, making it accessible for business owners of all skill levels. The all-in-one nature of our tool ensures that local businesses can easily maintain a robust online presence, improving their search engine rankings and attracting more customers.

BUSINESS MODEL

B2B sales using a monthly subscription model with plan options depending on the services needed.

MARKET

- **Feedback, Reviews Management, and Local SEO Software Market** size combined is more than USD $26 billion in 2024 and expected to grow to **more than USD $87 billion by 2031.**
- The Local SEO Software Market is poised for explosive growth, projected to increase from USD $16.67 billion in 2023 to USD 59.72 billion by 2030, at a CAGR of 20%.
- Feedback And Reviews Management Software Market size was valued at USD $10.11 Billion in 2024 and is projected to reach USD $28.04 Billion by 2031, growing at a CAGR of 13.60% from 2024 to 2031.

TEAM



Santoash Rajaram
Cofounder

Santoash Rajaram is an exited founder of a successful ML startup and brings a decade of experience from Apple.



Tom Davenport
Cofounder

Tom Davenport adds two decades of insurance and financial services expertise, with the last decade focused on local business employer benefit and technology solutions.



Cathy Mishra
Head of Digital Marketing

Cathy Mishra is a digital strategist, marketer and UX designer with experience working with businesses from early stage startups to Fortune 500 brands.

INVESTOR INVITATION

By investing in BeAssured, you are not only contributing to a financial venture but also becoming a part of a larger mission to uplift local enterprises. Our AI-powered solutions are designed to help local businesses build a robust online presence, gather valuable customer reviews, and optimize their digital visibility. By addressing these critical needs, we are leveling the playing field, allowing local businesses to compete more effectively and thrive in the digital era.

Investing in BeAssured means investing in the dreams and aspirations of countless local business owners. It means supporting the creation of jobs, fostering community investment, and driving economic growth at the local level.

We invite you to join us on this emotional and transformative journey. As an investor, you can gain the satisfaction of knowing that you are helping to sustain and grow the local businesses that make our communities unique. Your investment can be a catalyst for change, enabling local businesses to thrive and continue to be the lifeblood of our economy.

Join BeAssured, and let's work together to create a brighter future for local businesses and the communities they serve. Your support helps us build a more equitable and prosperous digital landscape for all. Together, we can make a difference.

USE OF PROCEEDS

If the offering's maximum amount of $300,001 is raised:

Use	Value	% of Proceeds
Team Expansion	$114,000	38.0%
Marketing	$63,000	21.0%
Software Development	$75,000	25.0%
Operating Expenses	$33,300	11.1%
Intermediary fees	$14,700	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Common Stock, under registration exemption 4(a)(6), in BeAssured Co.. This offering must reach its target of at least $10,000 by its offering deadline of April 14, 2025 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

3,410,215 shares
× $1.55 per share

$5,285,833 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on October 28, 2024
- Form C/A on January 8, 2025

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Twitter
- Facebook

UPDATES

Jan 8, 2025 • Filed Form C/A

Oct 28, 2024 • Primary offering of 193,549 shares at $1.55

Oct 28, 2024 • Filed Form C

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